                                                                   Exhibit 99.1

                                 March 29, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Financial Statements Audited By Arthur Andersen, LLP

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, we wish to inform the Commission that our independent auditor, Arthur Andersen LLP, has made the following representation to us in connection with its report, dated January 30, 2002 (except with respect to the matters discussed in Note 16, as to which the date is March 13, 2002), on our audited financial statements included in our Annual Report on Form 10-K:

         We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.



Very truly yours,

/s/ Christopher P. Marr



Christopher P. Marr
Chief Financial Officer

Exhibit 99.2


On March 27, 2002, Storage USA issued the following press release announcing the date of its special meeting of shareholders:

                              FOR IMMEDIATE RELEASE
          Storage USA Announces Date of Special Meeting of Shareholders

Memphis, Tennessee (March 27, 2002) - Storage USA, Inc. (NYSE: SUS) announced today that it has scheduled a special meeting of shareholders to be held on April 26, 2002, at the Plaza Club, 175 Toyota Plaza, Second Floor, Memphis, Tennessee, at 9:00 a.m. local time. At the special meeting, shareholders of Storage USA as of March 11, 2002, the record date, will vote upon a purchase and sale agreement providing for the acquisition of Storage USA by Security Capital Group Incorporated.

Storage USA also announced that it is mailing its proxy statement with respect to the special meeting this week. It is anticipated that if the shareholders approve the transactions contemplated by the purchase and sale agreement at the special meeting and the other conditions to closing are satisfied, the transactions will close promptly after the special meeting of shareholders.

Storage USA is a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. As of December 31, 2001, Storage USA owned, managed and franchised 558 facilities containing 37.9 million square feet in 33 states and the District of Columbia.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

Storage USA has filed a definitive proxy statement with the SEC containing information about the proposed transactions. Storage USA and Security Capital have also filed with the SEC a statement on Schedule 13E-3 and amendments thereto (the "Schedule 13E-3") in connection with the proposed transactions. Investors and securityholders of Storage USA are advised to read the proxy statement and the Schedule 13E-3 carefully because they contain important information about the proposed transactions, the persons soliciting proxies related thereto, their interests in the proposed transactions, and related matters. Investors and securityholders of Storage USA may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed by Storage USA at the Securities and Exchange Commission's website at www.sec.gov. Free copies of the proxy statement and the Schedule 13E-3 are also available to investors and securityholders of Storage USA by directing such requests to the attention of Christopher P. Marr, Chief Financial Officer, Storage USA, Inc., 175 Toyota Plaza, Suite 700, Memphis, TN 38103.

                       INFORMATION CONCERNING PARTICIPANTS

Storage USA, its directors, executive officers and certain other members of management and employees may solicit proxies from Storage USA's shareholders in favor of the proposed transactions. As of the date of this press release, the officers and directors of Storage USA each beneficially own less than 1% of the outstanding common stock of Storage USA, other than Dean Jernigan who beneficially owns approximately 2.6%. A more complete description is available in the proxy statement.

                                       ***

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in connection with the opportunity for limited partners of SUSA Partnership, L.P. to remain limited partners under an amended and restated partnership agreement following the consummation of the transactions contemplated by the purchase agreement between Storage USA and Security Capital. Any securities offered to such limited partners will not be registered under the Securities Act of 1933, as amended, and may not be sold or offered, nor may any solicitation of an offer to buy such securities be made, in the United States absent registration or an applicable exemption from any applicable registration requirements, and any such offer, solicitation or sale may not be made in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or pursuant to an exemption from such registration or qualification.

                                       ***

This press release contains statements concerning Storage USA's beliefs, expectations and intentions with respect to the proposed acquisition, which are forward-looking and are subject to certain risks and uncertainties, some of which are beyond our control. We caution you not to place undue reliance on these forward-looking statements. We assume no obligation to update these forward-looking statements as a result of new information, subsequent events or any other circumstances. These forward-looking statements speak only as of the date of this press release.

----------------
Contact:
Storage USA, Inc.
Christopher P. Marr, (901) 252-2000
http://www.sus.com